Exhibit 10.15.2

December 18, 2014

Daniel Patton

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Dear Dan:

This letter sets forth the substance of the Separation Agreement (the “Agreement”) which Rally Software Development Corp. (the “Company”) is offering to you to aid in your employment transition.

1.                                      SEPARATION.  Your last day of work and employment with the Company shall be December 31, 2014 (the “Separation Date”).

2.                                      ACCRUED SALARY AND PAID TIME OFF. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused PTO earned through the Separation Date, subject to standard payroll deductions and withholdings.  You are entitled to these payments regardless of whether or not you sign this Agreement. In addition, if you are eligible (including by being employed by the Company on the first and last day of the applicable period) for any payment under the Company’s Metrics Based Bonus plan (the “MBB”), we will make such payment to you in accordance with the MBB.  Any payment made under the MBB will be mailed to your home.

3.                                      SEVERANCE PAYMENTS.  Although the Company has no obligation to do so, if you timely sign, date, and return this Agreement, the Company will pay you $150,000 as severance, which is the equivalent of 6 months of your base salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings (the “Severance Payment”).  This amount will be paid in a lump sum within ten (10) days after the Effective Date of this Agreement as set forth in Section 15.

4.                                      HEALTH INSURANCE.  If you are eligible and have made the necessary elections for continuation coverage pursuant to COBRA under a health, dental, or vision plan sponsored by the Company, the Company will pay, as and when due directly to the COBRA carrier, the COBRA premiums necessary to continue the COBRA coverage for you and your eligible dependents from the Separation Date until the earliest of (i) the end of 6 months, (ii) the expiration of your eligibility for the continuation coverage under COBRA, or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the Separation Date through the earliest of (i) through (iii), the “General Severance COBRA Payment Period”).  On the 60th day following the Separation Date, the Company will make the first payment under this clause in a lump sum equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the Separation Date through such 60th day, with the balance of the payments paid thereafter on the original schedule.  These payments will be subject to applicable tax withholdings, including as necessary to avoid a violation of, or penalties under, the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act).  Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums is likely to result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company will instead pay you, on the first day of each month of the remainder of the General Severance

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COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings and deductions.  In all cases, if you become eligible for coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA during the General Severance COBRA Payment Period, you must immediately notify the Company of such event, and all payments and obligations under this paragraph will cease.  Any insurance premiums that are paid by the Company will not include any amounts payable by you under a Code Section 125 health care reimbursement plan, which amounts, if any, are your sole responsibility.

5.                                      STOCK OPTIONS.  Pursuant to your stock option and/or restricted stock unit grant(s) and the plan(s) governing those grant(s) (the “Plan”), vesting of your stock options and/or restricted stock units will cease on your Separation Date. Any right to exercise any vested shares or of the Company to repurchase any previously exercised, but unvested shares, if any, will be as set forth in your grant notice, the stock option and/or restricted stock unit agreement, and the Plan.

6.                                      OTHER COMPENSATION OR BENEFITS.  You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive any additional pay or salary, incentive compensation, severance, equity interests, restricted stock units or options, or benefits after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).  In particular, but without limitation, you agree that you are not owed any bonus, incentive compensation, or commissions.

7.                                      EXPENSE REIMBURSEMENTS.  You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business policies and practices.

8.                                      RETURN OF COMPANY PROPERTY.  By the close of business on the Separation Date, you agree to return to the Company all Company documents (and all copies thereof, in whole or in part) and other Company property which you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, engineering information, test data and materials, financial information, research and development information, sales and marketing information, customer information and databases, contact information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).  You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above.  If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems within five (5) business days after the Separation Date; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done.  You agree that, after the Separation Date, you will neither use nor possess Company property.  Your timely compliance with this paragraph is a condition precedent to your receipt of the severance benefits described in paragraph 3 above.

9.                                      PROPRIETARY INFORMATION OBLIGATIONS.  You acknowledge and reaffirm your continuing obligations under your Proprietary Information and Inventions Agreement not to use or disclose any confidential

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or proprietary information of the Company without prior written authorization from a duly authorized representative of the Company.  A copy of your Proprietary Information and Inventions Agreement is attached hereto as Exhibit A.  You promise and agree that, unless compelled by the legal process, you will not disclose to others and will keep confidential all of the Company’s proprietary information that you received while employed by the Company. Further, you agree to use your best efforts and diligence to safeguard and to protect the Company’s confidential and proprietary information against disclosure, misuse, espionage, loss or theft.  You agree that your violation of the obligations under this Section 9 will constitute a material breach of this Agreement.

10.                               INSIDER TRADING OBLIGATIONS.  You acknowledge and affirm your continuing obligations under the Company’s Insider Trading and Trading Window Policy regarding transactions in the Company’s securities.

11.                               CONFIDENTIALITY.  The provisions of this Agreement shall be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.  In particular, and without limitation, you agree not to disclose the existence or terms of this Agreement to any current or former Company employees, consultants, or independent contractors.

12.                               NON-DISPARAGEMENT.  Both you and the Company agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company shall respond accurately and fully to any question, inquiry or request for information when required by legal process.

13.                               NO ADMISSIONS.  You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and the Company makes no such admission.

14.                               RELEASE OF CLAIMS.  In exchange for the payments and other consideration under this Agreement to which you would not otherwise be entitled, you hereby release, acquit and forever discharge the Company, and its officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates (together, the “Releasees”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date you sign this Agreement, including but not limited to: (a) any and all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the conclusion of that employment; (b) all claims or demands related to salary, bonuses, commissions, incentive payments, stock, stock options, restricted stock units, or any ownership or equity interests in the Company, including vacation pay, personal time off, fringe benefits, severance benefits, or any other form of compensation; (c) all claims pursuant to any federal, any state or any local law, statute, common law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, attorney’s fees under Title VII of the federal Civil Rights Act of 1964, as amended, or any other statute, agreement or source of law, the federal Americans with Disabilities Act of 1990, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, as amended, the Colorado anti-discrimination statute, any other

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state labor code, and the Equal Pay Act, of 1963, as amended; (d) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; and (e) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy.  You represent that you have no lawsuits, claims or actions pending in your name or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.  You further agree that in the event you bring a claim or charge covered by this release, or do not dismiss and withdraw any claim covered by this release, in which you seek damages against the Company, this Agreement shall serve as a complete defense to such claims or charges.

15.                               ADEA WAIVER AND RELEASE.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA.  You also acknowledge that (i) the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave and leave protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise and have not suffered any on-the-job injury for which you have not already filed a claim.  You further acknowledge that you have been advised by this writing, as required by the ADEA, that:  (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date (“Effective Date”).

16.                               GENERAL WAIVER.  You agree that by signing this Agreement and accepting the Separation Payment described above, you give up any and all rights you may have to file a claim or complaint of any kind against the Company or the Releasees or any related persons.  You therefore specifically and freely waive any and all claims regardless of whether you know or suspect such claims exist at the time of executing this Agreement.  Excluded from this release are any claims that cannot be waived by law.  You are waiving, however, your right to any monetary recovery should any agency, such as the EEOC or the Department of Labor, pursue any claims on your behalf.

17.                               REMEDY.  You agree that, if you bring any kind of legal claim against the Company that you have given up by signing this Agreement, then you will be violating this Agreement and you must pay all legal fees, other costs and expenses incurred by the Company in defending against your claim.

18.                               MISCELLANEOUS.  This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company and the Releasees with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company and the Releasees, and inure to the benefit of you and the Company, the Releasees, the heirs, successors, and assigns of the foregoing.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable.  This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Colorado as applied to contracts made and to be performed entirely within Colorado.

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If this Agreement is acceptable to you, please sign below and return a scanned copy to Liz Andora at landora@rallydev.com no later than January 8, 2015.  I wish you every success in your future endeavors.

Sincerely,

RALLY SOFTWARE DEVELOPMENT CORP.

By:	/s/ Tim Miller
Tim Miller
CEO

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

AGREED:

/s/ Dan Patton
Dan Patton

19 December 2014
Date

3333 Walnut St., Boulder, CO 80301	v 303 565 2800	f 303 226 1179	www.rallydev.com

EXHIBIT A

PIIA

3333 Walnut St., Boulder, CO 80301	v 303 565 2800	f 303 226 1179	www.rallydev.com